As filed with the Securities and Exchange Commission on January 18, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
Registration Statement Under The Securities Act of 1933

CSK Auto Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5531	86-0765798

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
(Address of Principal Executive Offices)

Maynard Jenkins
CSK Auto Corporation
645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
(602) 265-9200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4100
Denver, Colorado 80202
(303) 298-5930
Attention: Richard M. Russo

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Calculation of Registration Fee

Title of each class		Proposed maximum	Proposed maximum
of securities to be		offering price per	aggregate offering	Amount of
registered	Amount to be registered	unit (1)	price	registration fee

Common Stock	17,224,886 shares	$9.415	$162,172,302	$14,920

(1)	Based on the average of the high and low trading price of the common stock, as reported on the New York Stock Exchange on January 17, 2002, pursuant to Rule 457(c).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION ABOUT CSK
RISK FACTORS
THE OFFERING
USE OF PROCEEDS
SELLING STOCKHOLDERS
WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT CSK
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
EX-5.1
EX-23.1

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

17,224,886 SHARES

CSK AUTO CORPORATION

COMMON STOCK

_______________________________

         This prospectus relates to 17,224,886 shares of CSK Auto Corporation common stock that may be offered for sale or otherwise transferred from time to time by three of our stockholders. See “Selling Stockholders.” We will not receive any proceeds from the sale of these shares and we will pay substantially all of the expenses incurred in connection with this offering other than selling commissions.

         Of the 17,224,886 shares offered by this prospectus, approximately 4.52 million are presently issued and outstanding as a result of our election on December 21, 2001 to convert our $30,000,000 7% note held by Oppenheimer Capital Income Fund into our common stock. We are offering the remaining approximately 12.7 million shares as required under a registration rights agreement we entered into in connection with the issuance of our 7% Convertible Subordinated Debentures issued on December 21, 2001 (the “Convertible Debentures”). Of these 12.7 million shares offered by this prospectus, approximately 5.75 million would be issuable under the terms of our Convertible Debentures if all $50,000,000 of the Convertible Debentures were converted into our common stock on the date of this prospectus. We expect to require the conversion of the Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part and approval of the issuance by our shareholders. The remaining approximately 6.95 million shares could be issued pursuant to the terms of the Convertible Debentures and associated Make-Whole Warrants as a result of certain adjustment provisions of the Convertible Debentures and the associated Make-Whole Warrants and if we elect to pay interest on the Convertible Debentures in common stock in lieu of cash. The exact number of shares to be issued and then offered pursuant to this prospectus is contingent on many factors, including (i) our stock price, (ii) whether and when we or the holders of the Convertible Debentures elect to convert such Convertible Debentures into our common stock, and (iii) prior to any such conversion, the number of shares issued in lieu of cash interest payments on the Convertible Debentures. See “Selling Stockholders — Summary Of The Terms Of The Convertible Debentures And Make-Whole Warrants.”

         Any or all of these shares may be offered from time to time in one or more transactions (which may include block transactions) on the New York Stock Exchange or in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The selling stockholders may offer these shares directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise.

         The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the selling stockholders from the sale of the shares will be the purchase price of such shares less any commissions. See “Plan of Distribution.” No underwriting arrangements have been entered into by the selling stockholders as of the date hereof.

         In this prospectus, “CSK,“CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiary, CSK Auto, Inc. and its subsidiaries, except where it is noted, or the context makes clear, that the reference is only to CSK Auto Corporation or to CSK Auto, Inc. and its subsidiaries.

         Our common stock is traded on the New York Stock Exchange under the symbol “CAO.” On January 17, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $9.40 per share. The principal executive offices of the Company are at 645 E. Missouri Ave. Suite 400, Phoenix, Arizona 85012 and the telephone number is (602) 265-9200.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An Investment in the Shares of Common Stock Offered Hereby Involves Risk.
See “Risk Factors” Beginning on page 4.
___________________

The date of this prospectus is January __, 2002.

         You should rely only on information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

Subject to Completion, Dated January 18, 2002

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

INFORMATION ABOUT CSK

         We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. As of November 4, 2001, CSK Auto operated 1,133 stores in 19 states under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 419 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 236 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 478 stores primarily in California.

         We offer a broad selection of national brand name and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. Our stores average approximately 7,270 square feet in size and typically offer a store specific mix of between 13,000 and 18,000 stock-keeping units, or SKUs. We also operate a highly efficient network of 44 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

         We serve both the do-it-yourself (DIY) and the commercial installer, or do-it-for-me (DIFM), markets. The DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, is the foundation of our business. Sales to the DIY market represented approximately 81% of our net sales for the fifty-three weeks ended November 4, 2001. The DIFM market is comprised of auto repair professionals, fleet owners, governments, and municipalities and accounted for 60% of the annual sales in the U.S. automotive aftermarket industry in 2000. Sales to the DIFM market represented approximately 19% of our net sales for the fifty-three weeks ended November 4, 2001. In 1994, we began targeting the DIFM market to leverage our existing store base, fixed costs, inventory, and in-store personnel. We believe we are well positioned to effectively and profitably further penetrate the highly fragmented DIFM market because of our sales force dedicated to DIFM customers, experienced in-store sales associates, high level of customer service, conveniently located stores, efficient depot delivery network, attractive pricing, and ability to provide timely availability of a broad selection of national brand name products.

         Since the end of fiscal 1996, we have achieved significant growth as a result of comparable store sales growth, strategic acquisitions, and new store openings. Specifically, we have:

•	increased our store count from 580 to 1,133 as of November 4, 2001;

•	increased our net sales by 83.9%, from $793.1 million in fiscal 1996 to approximately $1.46 billion for the fifty-three weeks ended November 4, 2001;

•	achieved positive comparable store sales growth in each fiscal year during such period; and

•	increased our EBITDA from $50.5 million in fiscal 1996 to an adjusted EBITDA of $139 million for the fifty-three weeks ended November 4, 2001.

         Since the end of fiscal 1996, we have invested approximately $141 million in sophisticated store-level information systems, depot delivery systems, and in-store improvements (including the conversion of acquired stores to our format). We believe we have one of the most modern store bases and distribution systems in the industry. As a result, we expect to limit our cash outlay for capital expenditures to approximately $15 million in each of fiscal 2001 and fiscal 2002.

RISK FACTORS

         You should carefully consider the risks described below in addition to the other information contained in this prospectus that apply to an investment in our common stock. We may encounter risks in addition to those described below. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations and your investment in our common stock.

Risks Associated with Our Industry

Our industry is highly competitive.

         The retail sale of automotive parts and accessories is highly competitive. We compete primarily with the following:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (some of which are associated with national parts distributors or associations);

•	automobile dealers that supply manufacturer parts; and

•	mass merchandisers that carry automotive replacement parts and accessories.

         Some of our competitors have more financial resources, are more geographically diverse or have better name recognition than us, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices we may be forced to reduce our prices, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.

Vehicle miles driven may affect our results.

         Our industry depends on the number of vehicle miles driven. Factors, in addition to weather, that may cause the number of vehicle miles to decrease include:

•	increases in gas prices;

•	changes in the economy; and

•	changes in travel patterns.

Risks Relating to Our Business Operations

We depend on our relationships with our vendors.

         Our business depends on developing and maintaining productive relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly, or order sufficient quantities of inventory from our vendors, such as has occurred during fiscal 2001, may increase the cost of products we purchase from vendors or may lead to vendors refusing to sell products to us at all. Finally, the trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. A disruption of these vendor relationships, including any failure to obtain vendor discounts and allowances, or a disruption in our vendors’ operations could have a material adverse effect on our business and results of operations.

We may not be profitable or achieve continued growth.

         We incurred net losses during two of our last five fiscal years and for the thirty-nine weeks ended November 4, 2001. We can offer no assurance that we will be profitable or achieve improvements in operating profit in the future.

Our Profitability Enhancement Program may not achieve the benefits we expect.

         We have taken a number of steps designed to improve our operations and financial results. In the second quarter of fiscal 2001, we announced the implementation of a Profitability Enhancement Program and special charges of $28.0 million, net of tax, to our income. These changes to our business operations are expected to produce cost savings in the future. However, we cannot provide any assurance that any of the changes made to our business operations will achieve the benefits that we expect.

We are subject to regional risks.

         All of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, the cost of electricity, earthquakes and other natural disasters. In recent years, certain regions where we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is seasonal, inclement weather occurring during traditionally peak selling months may harm our business. No prediction can be made as to future economic or weather conditions. Several of our competitors operate stores across the U.S. and, therefore, may not be as sensitive to such regional risks.

We depend on our senior management team.

         Our success depends on the efforts of our senior management team. No assurance can be given that the loss of one or more of our executive officers would not have an adverse impact on us. We do not maintain “key person” life insurance with respect to our senior management team. Our continued success will also be dependent upon our ability to retain existing, and attract additional, qualified personnel to meet our needs.

We are controlled by our principal stockholders.

         Members of the Investcorp Group and the Carmel Trust, a trust governed by the laws of Canada, beneficially own in the aggregate approximately 40.4% of the outstanding shares of the common stock of CSK Auto Corporation and are parties to a stockholders’ agreement. Until such time, if ever, that there is a significant decrease in the percentage of outstanding shares held by such stockholders, these stockholders will be able to significantly influence us through their ability to vote as stockholders regarding, among other things, election of directors and approval of significant transactions. In addition, Oppenheimer Capital Income Fund owns approximately 16.7% of our outstanding stock but is not a party to the stockholders’ agreement. The interests of these principal stockholders could conflict with your interests.

We are subject to environmental laws and may be subject to environmental liabilities.

         We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. Although there can be no assurance, based on current information and, in some cases, indemnities we obtained from the former operators of these facilities, we believe that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil recycling program. We do not believe that compliance with environmental laws and regulations has had a material impact on our operations to date, but there can be no assurance that compliance with such laws and regulations will not have a material adverse effect on us in the future.

There are risks related to our growth.

         Our store growth is based, in part, on expanding selected stores, relocating existing stores and adding new stores primarily in markets we currently serve. Our future growth and financial performance are, therefore, dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner;

•	hire, train and retain competent managers and associates; and

•	integrate new stores into our systems and operations.

         There can be no assurance that our opening of new stores in markets we already serve will not adversely affect existing store profitability. There also can be no assurance that we will be able to manage our growth effectively.

Risks Relating to Our Indebtedness

We are highly leveraged and have substantial debt service obligations.

         We are highly leveraged. After giving effect to our recent refinancing (which we completed on December 21, 2001), including the application of the net proceeds of a $280 million notes offering by our wholly-owned subsidiary, CSK Auto, Inc., borrowings under CSK Auto, Inc.’s new $300.0 million senior credit facility and the net proceeds from our issuance of $50.0 million of Convertible Debentures and $30.0 million of convertible subordinated notes and assuming the conversion of all such convertible debt, we would have had an aggregate of approximately $589.1 million of outstanding indebtedness for borrowed money as of November 4, 2001. After giving effect to such transactions, our pro forma earnings for fiscal 2000 would have been insufficient to cover our fixed charges by $3.1 million, and our pro forma earnings would have been insufficient to cover our fixed charges by $34 million for the thirty-nine weeks ended November 4, 2001. Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding debt instruments.

         The degree to which we are leveraged could have important consequences to your investment in our common stock, including the following risks:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•	our indebtedness under CSK Auto, Inc.’s new senior credit facility carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•	we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business; and

•	our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

We may not be able to generate the necessary amount of cash to service our indebtedness, which may require us to refinance our indebtedness or default on our scheduled debt payments.

         We will need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under CSK Auto, Inc.’s new senior credit facility or otherwise in an amount sufficient to enable us to satisfy all of our obligations or to fund our other liquidity needs. In addition, because our new senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase.

         If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness before the scheduled maturity dates of such debt, sell assets or raise equity. On such maturity dates we may need to refinance our indebtedness if our operations do not generate enough cash to pay such indebtedness in full and if we do not raise additional capital. Our ability to refinance will depend on the capital markets and our financial condition at such time. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

Despite current indebtedness levels, we may still be able to incur substantially more indebtedness.

         Despite our current and anticipated debt levels, we may be able to incur substantial additional indebtedness in the future. Our new senior credit facility permits additional borrowings (subject to a borrowing base formula), and any such borrowings would be secured by substantially all of our assets. Although the terms of the indentures governing our outstanding notes and the credit agreement relating to the new senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the substantial risks described above would intensify.

Restrictions imposed by CSK Auto, Inc.’s new senior credit facility, the indenture governing CSK Auto, Inc.’s 12% senior notes, the indenture governing CSK Auto, Inc.’s 11% senior subordinated notes and our Convertible Debentures restrict or prohibit our ability to engage in or enter into some operating and financing arrangements, which could adversely affect our ability to take advantage of potentially profitable business opportunities.

         The operating and financial restrictions and covenants in our debt instruments, including the credit agreement relating to CSK Auto, Inc.’s new senior credit facility and the indentures governing our notes, impose significant operating and financial restrictions on us and require us to meet certain financial tests. Complying with these covenants may cause us to take actions that are not favorable to you as a holder of our common stock. These restrictions may also have a negative impact on our business, results of operations and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.

         These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

         In addition, a breach of the covenants, ratios, or restrictions contained in our new senior credit facility could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our new senior credit facility could elect to declare all amounts outstanding under the new senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the new senior credit facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness, which is secured by substantially all of our assets, and our other indebtedness.

The issuance of our common stock to certain investors upon the conversion of, and in lieu of cash interest payments on, the Convertible Debentures issued on December 21, 2001 to such investors, and upon such investors’ exercise of certain related warrants, may result in substantial dilution to the interest of other holders of our common stock.

         The issuance of our common stock to certain investors upon the conversion of, and in lieu of cash interest payments on, the Convertible Debentures we issued on December 21, 2001 to such investors, and upon such investors’ exercise of certain related warrants (collectively, the “Conversion Stock”) may result in substantial dilution to the interest of other holders of our common stock. To the extent a significant number of shares of Conversion Stock are sold into the market, the price of our common stock could decrease. In that case, we could be required to issue an increasingly greater number of shares of common stock upon later conversions of the Convertible Debentures, upon payment of interest in common stock or upon exercise of the related warrants. The sales of these additional shares could further depress the price of the common stock. If the sale of a significant number of shares of Conversion Stock results in a decline in the price of the common stock, this event could encourage short sales by the investors or others. Short sales could place further downward pressure on the price of our common stock.

THE OFFERING

         We are registering an aggregate of 17,224,886 shares of our common stock that may be offered for sale or otherwise transferred from time to time by three of our stockholders. Of the 17,224,886 shares offered by this prospectus, approximately 4.52 million are presently issued and outstanding as a result of our election on December 21, 2001 to convert our $30,000,000 7% note held by Oppenheimer Capital Income Fund into our common stock. We are offering the remaining approximately 12.7 million shares as required under a registration rights agreement we entered into in connection with the issuance of our Convertible Debentures. Of these 12.7 million shares offered by this prospectus, approximately 5.75 million would be issuable under the terms of our Convertible Debentures if all $50,000,000 of the Convertible Debentures were converted into our common stock on the date of this prospectus. We expect to require the conversion of Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part and approval of the issuance by our shareholders. The remaining approximately 6.95 million shares could be issued pursuant to the terms of the Convertible Debentures and associated Make-Whole Warrants as a result of certain adjustment provisions of the Convertible Debentures and the associated Make-Whole Warrants and if we elect to pay interest on the Convertible Debentures in common stock in lieu of cash. The exact number of shares to be issued and then offered pursuant to this prospectus is contingent on many factors, including (i) our stock price, (ii) whether and when we or the holders of the Convertible Debentures elect to convert such Convertible Debentures into our common stock, and (iii) prior to any such conversion, the number of shares issued in lieu of cash interest payments on the Convertible Debentures. See “Selling Stockholders — Summary Of The Terms Of The Convertible Debentures And Make-Whole Warrants.”

USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock as of January 15, 2002. This information in this table assumes the immediate conversion into our common stock of all of the Convertible Debentures we issued on December 21, 2001. See “Relationship Between CSK and the Selling Stockholders.”

			Number of Shares
	Number of Shares	Number of Shares	Held After Sale of All
	Held Prior To	to be Registered In	Shares Registered in
Name	This Offering	This Offering	this Offering

Investcorp CSK Holdings L.P.(1)	4,017,284 (2)	3,452,244 (2)	565,040 (3)

Lehman Brothers Inc.	2,301,496 (2)	2,301,496 (2)	0 (3)

Oppenheimer Capital Income Fund (4)	6,364,188	4,524,886	1,839,302

(1)	Investcorp CSK Holdings L.P. is part of the Investcorp Group. The Investcorp Group, as defined in a stockholders’ agreement among it and certain other stockholders of the Company, owns 9,504,308 shares, or 24.9% of our outstanding common stock. The other parties to the stockholders’ agreement own an additional 5,901,824 shares, or 15.5% of our outstanding common stock. As the parties to the stockholders’ agreement have agreed to vote with respect to certain matters as set forth therein, all of them may be deemed to be a control group. As a result, each stockholder may be deemed to beneficially own all shares of common stock owned by all of the parties to the stockholders’ agreement. Because we believe that the above presentation more accurately reflects ownership of our common stock for the purpose of this prospectus, this table does not reflect shares that may be deemed to be beneficially owned by Investcorp CSK Holdings L.P. solely by virtue of the stockholders’ agreement or by virtue of Investcorp CSK Holdings L.P.’s relationship with the other members of the Investcorp Group.

(2)	These figures reflect the number of shares of our common stock currently issuable upon conversion of all our Convertible Debentures purchased by such selling stockholder on December 21, 2001. In addition to this amount, the aggregate number of shares covered by this prospectus includes approximately 6.95 million shares that (i) under certain circumstances may be issuable pursuant to the exercise by the selling stockholders of warrants issued on December 21, 2001 in connection with the sale of the Convertible Debentures (the “Make-Whole Warrants”) or pursuant to an adjustment of the conversion price if the Make-Whole Warrants are not exercisable; and (ii) may be issued to the selling stockholders in lieu of cash interest payments prior to the conversion of the Convertible Debentures (the number of shares payable as interest shares will be determined based on the average of the closing price of our stock for the 5 trading days preceding each quarterly interest payment date). See “Relationship between CSK and the Selling Shareholders” and “Summary of the Terms of the Convertible Debentures and Make-Whole Warrants”

(3)	We intend to require the conversion of all of the Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part and receipt of shareholder approval of the issuance. In the unlikely event that we do not so convert the Convertible Debentures, in addition to the 12.7 million shares offered by this prospectus in connection with the issuance of the Convertible Debentures, we could be required under limited circumstances to issue additional shares to Investcorp CSK Holdings L.P. and Lehman Brothers Inc. in connection with the conversion of the Convertible Debentures, the in lieu of cash interest payments thereon, and the exercise of the Make-Whole Warrants. In the event such additional issuances are required, we are obligated under a registration rights agreement to register any such additional shares. See “Relationship between CSK and the Selling Shareholders” and “Summary of the Terms of the Convertible Debentures and Make-Whole Warrants”

(4)	Oppenheimer Capital Income Fund (“OCIF”) is a registered investment company managed by OppenheimerFunds, Inc. (“OFI”), an investment adviser. Of the shares of common stock shown as being held by OCIF, OCIF has sole voting power with respect to 6,364,188 shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,364,188 of such shares. OFI has shared dispositive power with respect to 6,364,188 of such shares, and also has shared dispositive power with respect to an additional 20,000 shares of our common stock held by the Millenium Income and Growth Fund.

Relationship Between CSK and the Selling Stockholders

         Investcorp CSK Holdings L.P. is a party to a stockholders’ agreement that is described under the heading “Certain Relationships and Related Transactions” in our Annual Report on Form 10-K which is incorporated herein by reference. In connection with the agreements relating to the issuance of the Convertible Debentures, the parties to the stockholders’ agreement amended the agreement to waive certain notification, preemptive and registration rights contained therein. In such amendment, specific time deadlines for compliance with the registration rights not waived were established, identical to those provided to the purchasers of the Convertible Debentures, and the ability to obtain payments for non-compliance with those deadlines were provided for certain of the parties.

         On August 14, 2001, OCIF purchased from us in a private transaction a $30,000,000 7% note that was convertible into shares of our common stock at a conversion price of $6.63 per share. The note was converted into shares of our common stock at our election on December 21, 2001. In connection with OCIF’s purchase of the note, we agreed to register OCIF’s shares for resale and OCIF agreed to limited “lock-up” restrictions on its ability to sell the shares.

         On December 21, 2001, we sold $50 million aggregate principal amount of 7% Convertible Subordinated Debentures and Make-Whole Warrants in a private placement. Investcorp CSK Holdings L.P. purchased $30 million of the Convertible Debentures, and Lehman Brothers Inc (as assignee of LBI Group Inc.) purchased $20 million of the Convertible Debentures. The Convertible Debentures are convertible into and the Make-Whole Warrants are exercisable into shares of our common stock.

Summary Of The Terms Of The Convertible Debentures And Make-Whole Warrants

         The terms of the Convertible Debentures and Make-Whole Warrants are complex and only briefly summarized in this prospectus. You may obtain additional information concerning the terms of the Convertible Debentures and Make-Whole Warrants in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2001, which included as exhibit 99.2 the Securities Purchase Agreement and forms of the Convertible Debentures and Make-Whole Warrants, and which is incorporated herein by reference.

         Shareholder Approval Requirement

         In accordance with the rules of the New York Stock Exchange, we must obtain approval from our shareholders (“Shareholder Approval”) prior to issuing common stock upon the conversion of the Convertible Debentures, in lieu of cash interest payments thereon, or upon exercise of the Make-Whole Warrants:

•	to Investcorp CSK Holdings L.P. (an affiliate of Investcorp S.A., a principal stockholder of ours); or

•	to Lehman Brothers Inc. if the issuance of the shares would exceed the applicable limit provided in the rules of the New York Stock Exchange.

In connection with the negotiation of our recent refinancing, holders of approximately 57% of our currently issued and outstanding common stock have agreed to vote their shares in favor of these issuances at a special meeting of our shareholders, currently scheduled for February 26, 2002.

         The Convertible Debentures

         Interest Payments

         Interest on the Convertible Debentures accrues at a rate of 7% per annum, payable quarterly. We may elect to pay interest either in cash or additional shares of our common stock.

         If we elect to pay interest in shares of common stock, the number of shares constituting any such payment will be equal to the interest payment due divided by the average of the closing sale price of the common stock for the five trading days prior to the applicable interest payment date. If the terms of the Convertible Debentures limit our ability to issue shares of common stock in payment of interest as described below, and we do not elect to pay interest in cash, then the interest payment will be added to the outstanding principal amount of the Convertible Debentures.

         Interest must be paid in cash if any event constituting an event of default specified in the Convertible Debentures or an event that with the passage of time and without being cured would constitute an event of default has occurred and is continuing on the interest payment date or any date which is within 10 business days prior to an interest payment date. Upon and during the continuance of an event of default, interest on the Convertible Debentures and any overdue payments increases to 12%, with further monthly increases up to 16%.

         CSK Auto Corporation is a holding company and derives all of its operating income from its subsidiaries, which are restricted, pursuant to the terms of other financing obligations, from transferring funds to us to pay cash interest on the Convertible Debentures except under certain circumstances.

         Conversion

         Prior to receiving Shareholder Approval, Lehman Brothers Inc. has the option to convert its Convertible Debentures into our common stock subject to the applicable limit set forth in the New York Stock Exchange rules. Once Shareholder Approval has been obtained, both Lehman Brothers Inc. and Investcorp CSK Holdings L.P. will have the option to convert all or any portion of their Convertible Debentures into our common stock at any time, subject to certain limitations described in the Convertible Debentures.

         Subject to such limitations, upon receiving Shareholder Approval, provided (i) no event of default has occurred and is continuing, and (ii) there have not occurred certain specified changes in management, we may force the conversion of all of the outstanding Convertible Debentures into our common stock within 30 days following the effectiveness of this prospectus.

         Regardless of whether Lehman Brothers Inc. and/or Investcorp CSK Holdings L.P. elect to convert or we require conversion, the number of shares of our common stock to be issued upon conversion of the Convertible Debentures will be determined by dividing the outstanding principal amount being converted, plus accrued interest for the immediately preceding quarter if we require the conversion, by the conversion price then in effect. The conversion price is currently $8.69, subject to adjustments in the event that on the earlier of (i) a change of control of the Company, and (ii) November 21, 2002, the average of the closing sale prices of the Company’s common stock on the trading days from December 21, 2001 through November 20, 2002 is less than $8.69, subject to adjustment as provided in the terms of the agreements pursuant to which the Convertible Debentures were issued. In such event, the conversion price will be reset to this average, but not less than $4.94. The conversion price may change at the maturity of the Convertible Debentures (as described below), and also may be subject to further adjustments as provided in the terms of the agreements pursuant to which the Convertible Debentures were issued.

         Maturity

         The maturity date of the Convertible Debentures is December 21, 2006. If any of the Convertible Debentures remain outstanding on the maturity date, we may either redeem the Convertible Debentures in cash at a redemption price equal to 100% of the principal amount plus accrued interest or convert such amount into our common stock based on a conversion price equal to the average of the closing sale prices of our common stock on each trading day during the 120 trading days preceding December 21, 2006. If we fail to redeem or convert the Convertible Debentures at maturity in accordance with their terms, we are required to pay monetary penalties and the conversion price may be reduced.

         The Make-Whole Warrants

         The warrants are automatically exercisable into shares of our common stock on the earlier of (i) a change of control of the Company and (ii) November 21, 2002, only if the following two events have occurred:

•	we have previously required the conversion of the Convertible Debentures; and

•	the conversion price of the Convertible Debentures at the time of such required conversion is greater than the “adjusted conversion price”.

The “adjusted conversion price” is an amount equal to the greater of (i) the average of the closing sale prices of our common stock on the trading days from December 21, 2001 through November 20, 2002 and (ii) $4.94, as adjusted in the case of a change of control and for specified dilutive events.

         The number of shares of our common stock issuable upon exercise of the warrants is equal to the following amount, subject to adjustment in accordance with the provisions of the agreement pursuant to which the Convertible Debentures were issued and less a number of shares so as to have a cashless exercise of the warrants based on an exercise price of $0.01:

         (1)        the quotient determined by dividing:

(A)	the $50.0 million principal amount of the Convertible Debentures initially issued, plus any interest payments added to the principal of the Convertible Debentures, less the outstanding principal amount of the Convertible Debentures on the date of exercise of the warrants, by

(B) the adjusted conversion price; minus

         (2)        the number of shares of our common stock we have issued upon conversion of the Convertible Debentures prior to the date of exercise of the warrants.

         The warrants provide for adjustments and specific requirements for treatment of the warrants in the event of a merger, sale of substantially all assets or similar transaction involving the Company.

PLAN OF DISTRIBUTION

         We are registering these shares of our common stock on behalf of the selling stockholders and will not receive any proceeds from the offering. The common stock covered by this prospectus may be offered and sold or distributed by the selling stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest of the selling stockholders, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholders or by a purchaser of these shares on whose behalf such party may act as agent. The compensation as to a particular broker, dealer, agent or underwriter may be less than or in excess of customary commissions. Sales and transfers of these shares may be effected from time to time in one or more transactions, in private or public transactions, on the New York Stock Exchange or in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market rates, at negotiated prices, without consideration or by any other legally available means. Any or all of these shares may be sold from time to time by means of:

•	a block trade, in which a broker or dealer attempts to sell these shares as agent but may position and resell a portion of these shares as principal to facilitate the transaction;

•	purchases by brokers, dealer or underwriters as principal and the subsequent sale by such purchasers for their accounts pursuant to this prospectus;

•	ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

•	“at the market” to or through market makers or into an existing market for our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise) including the writing (sale) of put or call options on these shares;

•	the pledging of shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of shares by the lender thereunder; and

•	any combination of the foregoing, or any other legally available means.

         To the extent required with respect to a particular offer or sale of these shares, a prospectus supplement will be filed and will accompany this prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, (iv) the name of the selling stockholders, (v) disclosure that such broker, dealer or agent did not conduct any investigation to verify information set out or incorporated by reference in this prospectus, and (vi) any other relevant information.

         The selling stockholders may transfer these shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions. If, however, sales pursuant to this prospectus by any such recipient could exceed 500 shares, a prospectus supplement would be required to be filed to identify the recipient as the selling stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

         In connection with distributions of these shares or otherwise, the selling stockholders or successors in interest may enter into hedging transactions with brokers, dealers or other financial institutions that require the delivery by such broker, dealer or other financial institution of the shares of our common stock, in which such shares may be resold thereafter pursuant to this prospectus.. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. To the extent permitted by applicable law, the selling stockholders also may sell these shares short and redeliver the shares to close out such short positions.

         The selling stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be “underwriters” under the Securities Act of 1933 and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangement between the seller stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of these shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The aggregate net proceeds to the selling stockholders from the sale of these shares will be the purchase price of the shares less any discounts, concessions or commissions.

         The selling stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the distribution of these shares. There is no assurance, therefore, that the selling stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling stockholders copies of this prospectus and any applicable prospectus supplement and have informed the selling stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares covered by this prospectus.

         The shares covered by this prospectus may qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

         We have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT CSK

         This prospectus incorporates important business and financial information about CSK that is not included in this prospectus. CSK will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. Direct your request for copies to CSK Auto Corporation — Investor Relations, 645 E. Missouri Avenue, Suite 400, Phoenix, Arizona 85012 (telephone (602) 265-9200). To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.

         CSK files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any such reports, statements or other information that CSK files, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. CSK’s SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov. Information about CSK is also available at CSK’s Internet site at http://www.cskauto.com.

         The SEC allows CSK to “incorporate by reference” the information it files with the SEC. This means that CSK’s SEC filings, containing important disclosures, may be listed rather than repeated in full in this prospectus. In addition, CSK’s filings with the SEC after the date of this prospectus and before the termination of this offering will update the information in this prospectus and the incorporated filings. These later filings also will be considered to be included in this prospectus. The documents listed below and any future filings made prior to the termination of this offering with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

•	CSK’s Annual Report on Form 10-K for the year ended February 4, 2001.

•	CSK’s Quarterly Reports on Form 10-Q for the quarters ended May 6, August 5, and November 4, 2001.

•	CSK’s Current Report on Form 8-K dated June 29, August 23, December 11, 2001, and January 18, 2002.

•	The description of CSK stock contained in the Registration Statement on Form S-1 filed with the SEC on November 20, 1998 (file no. 333-67231)

         For information about CSK, you should rely only on the information contained in this prospectus or incorporated by reference. CSK has not authorized anyone else to provide you with different or additional information. The information in this prospectus is accurate as of the date of the prospectus. This information will be updated by means of supplemental or revised prospectuses, and by the future filing of CSK’s reports with the SEC, described above.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

         We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The factors described under the heading “Risk Factors” are among those that may cause actual results to differ materially from the forward-looking statements. All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

         In addition, we have filed reports with the SEC that include forward-looking statements relating to, among other things, future prospects and estimated cost savings. Like the forward-looking statements included in this prospectus, such statements, which were based on estimates of amounts not yet determinable, necessarily involve a number of risks and uncertainties, all of which are difficult to predict and, in many cases, are beyond our control.

LEGAL MATTERS

         Certain legal matters with respect to the shares of common stock being registered hereunder will be passed upon by Gibson, Dunn & Crutcher LLP.

EXPERTS

         The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K of CSK Auto Corporation and its subsidiaries for the year ended February 4, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

* * *

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14. Other Expenses of Issuance and Distribution.

Accounting Fees	$15,000

Legal Fees	$20,000

SEC Filing Fees	$14,920

Total Expenses	$49,920

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provisions for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

         As permitted by the DGCL, the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

         In addition, the Charter provides that the Company may indemnify any person who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the Company to procure judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or enterprise, from and against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The Charter also provides that the indemnification provided in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or any other corporation or enterprise against expense liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL or under the Charter.

         The Company’s By-Laws (the “Bylaws”) provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

         The Bylaws also provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

II1

         The Bylaws also provide that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

         We have a directors and officers insurance policy with a $50 million coverage limit in the aggregate per year.

Item 16. Exhibits.

         The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II2

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on January 18, 2002.

CSK AUTO CORPORATION

By: /s/ Don. W. Watson Name: Don W. Watson Title: Senior Vice President and Chief Financial Officer

         Each of the undersigned, being a director or officer of CSK Auto Corporation, a Delaware corporation (the “Company”), hereby constitutes and appoints Lon Novatt and Don Watson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Maynard Jenkins Maynard Jenkins	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2002

/s/ Don W. Watson Don W. Watson	Chief Financial Officer (Principal Financial Officer)	January 18, 2002

/s/ John F. Antioco John F. Antioco	Director	January 18, 2002

/s/ Mamoun Askari Mamoun Askari	Director	January 18, 2002

/s/ James G. Bazlen James G. Bazlen	Director	January 18, 2002

/s/ Morton Godlas Morton Godlas	Director	January 18, 2002

/s/ Charles K. Marquis Charles K. Marquis	Director	January 18, 2002

Name	Title	Date

/s/ Christopher J. O’Brien Christopher J. O’Brien	Director	January 18, 2002

/s/ Robert Smith Robert Smith	Director	January 18, 2002

/s/ Christopher J. Stadler Christopher J. Stadler	Director	January 18, 2002

/s/ Jules Trump Jules Trump	Director	January 18, 2002

/s/ Eddie Trump Eddie Trump	Director	January 18, 2002

/s/ Savio W. Tung Savio W. Tung	Director	January 18, 2002

EXHIBIT INDEX

         The following is a list of Exhibits included as part of this Registration Statement. Items marked with a single asterisk are filed herewith.

4.03	Form of Common Stock certificate, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211)

4.04	Securities Purchase Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LBI Group, Inc. and Investcorp CSK Holdings L.P., including form of 7% Convertible Subordinated Debenture and form of Make-Whole Warrant, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed December 11, 2001.

4.05	Registration Rights Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LBI Group, Inc. and Investcorp CSK Holdings L.P., incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed December 11, 2001.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP, as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1*	Powers of Attorney (included on signature page)

*	Items marked with an asterisk are filed herewith.